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Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Legal Name	Jurisdiction of Incorporation/Formation
Adobe International, Inc.	Delaware
Adobe Systems Brasil Limitada	Brazil
Avner Acquisition Sub, Inc.	Delaware
Glassbook, Inc.	Delaware
Fotiva, Inc.	Delaware
Accelio Corporation	Delaware
Adobe Systems Canada Inc.	Canada
Q-Link Technologies, Inc.	Delaware
OKYZ, Inc.	Delaware
Accelio France SA	France
Accelio Ireland Ltd.	Ireland
Accelio UK Ltd.	United Kingdom
Adobe Systems Benelux BV	The Netherlands
Adobe Systems Danmark ApS	Denmark
Adobe Systems Direct Ltd.	Scotland
Adobe Systems Engineering GmbH	Federal Republic of Germany
Adobe Systems Europe Ltd.	Scotland
Adobe Systems France SARL	France
Adobe Systems GmbH	Federal Republic of Germany
Adobe Systems (Schweiz) GmbH	Federal Republic of Switzerland
Adobe Systems Iberica SL	Spain
Adobe Systems Italia SRL	Italy
Adobe Systems Nordic AB	Sweden
Adobe Systems Norge AS	Norway
Adobe Software Trading Company Limited	Ireland
Adobe Systems Software Ireland Limited	Ireland
Frame Technology International Limited	Ireland
OKYZ S.A.	France
Adobe Systems, s.r.o.	Czech Republic
Adobe Systems Company Ltd.	Japan
Adobe Systems India Pvt. Ltd.	India
Adobe Systems Korea Ltd.	Korea
Adobe Systems Pte. Ltd.	Singapore
Adobe Systems Pty. Ltd.	Australia

        All subsidiaries of the Registrant are wholly owned, directly or indirectly, by the Registrant, and do business under their legal names (although Adobe Systems Software Ireland Limited also does business as Adobe Direct).

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  Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT